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                                  Exhibit 10.25

                          TAX INDEMNIFICATION AGREEMENT

         TAX INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of November 17, 1997 between STEPHEN J. NARDI, an individual ("SJ Nardi"), NARCO ENTERPRISES, INC., an Illinois corporation, and NARDI GROUP LIMITED, a Delaware corporation, (collectively, the "Nardi Indemnitees"), and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("UpREIT").

         WHEREAS, certain of the Nardi Indemnitees (or their predecessors in interest) had interests in one or more of those certain partnerships set forth on Exhibit A hereto ("Nardi Partnerships"), which owned the "Nardi Properties" (as such term is defined in that certain Contribution Agreement, between the parties set forth on Schedule I attached to such agreement, The Prime Group, Inc., Prime Group Realty, L.P. and Prime Group Realty Trust, dated October 20, 1997 (the "Contribution Agreement");

         WHEREAS, certain each of the Nardi Indemnitees is a member of a limited liability company, (the "Nardi LLC"), which has entered into the that certain Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Partnership Agreement"), dated the date hereof,

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Definitions. For purposes of the Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement or the Contribution Agreement. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in the Agreement to articles, Sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement.

                  For purposes of this Tax Indemnification Agreement, the following terms shall apply:

                  (a) The term "After-Tax Basis" shall mean, with respect to any payment to be received, the amount of such payment supplemented by a further amount so that, after deduction of the amount of all federal, applicable state and Burr Ridge income taxes that are required to be paid by the recipient thereof (assuming that the recipient is taxable at the highest marginal federal, applicable state and Burr Ridge income tax rates then applicable to the recipient and taking into account any tax benefits to be realized by such recipient from the receipt of the indemnified amount) with respect to the receipt by it of such amounts, the net amount received is equal to such payment.

                  (b) The term "Realistic Possibility of Success" shall mean such circumstances that tax counsel may properly advise reporting such position on a tax return in accordance with Section


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10.34 of 31 C.F.R. part 10, governing practice before the Internal Revenue
Service.

                  (c) The term "GP Termination Date" shall mean the period beginning the date hereof and ending on the date on which the Nardi LLC (or its successor) is no longer a General Partner in the Partnership.

                  (d) The term "Indemnity Term" shall mean the period beginning on the GP Termination Date and ending on the tenth anniversary thereof.

                  (e) The term "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carry forward or a business credit carry forward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into under Section 7121 of the Code, or any other final settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of UpREIT or as otherwise permitted in Section 6 of the Partnership Agreement, or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

                  (f) The term "Indemnity Debt Allocation Method" shall mean the allocation of the Partnership's excess nonrecourse liabilities in any UpREIT taxable year for purposes of Regulations Section 1.752-3(a)(3) based upon each Partner's relative ownership of Units as of the beginning of such UpREIT taxable year-provided, that nothing in this Agreement shall be interpreted as prohibiting the UpREIT from actually using a different debt allocation than that based upon the Indemnity Debt Allocation Method.

                  (g) The term "Burr Ridge" shall mean the municipality of the Village of Burr Ridge, Illinois.

         Section 2. Tax Representations. The Nardi Indemnitees jointly and severally represent, warrant and covenant as follows:

                  (a) immediately prior to the relevant Adjustment Date, the Nardi Properties are subject to aggregate Nonrecourse Liabilities, allocable among the Nardi Properties, as shown on Exhibit B attached hereto;

                  (b) each Nonrecourse Liability, described in Section 2(a) of this Agreement, was incurred by the Nardi Partnership or Nardi Indemnitee, which owned the Nardi Properties to which such Nonrecourse Liability is allocated, either (i) more than two years prior to the date of the Contribution Agreement, or (ii) not in anticipation of the transfer of such Nardi Property to UpREIT (within the meaning of Regulations Section 1.707-5(a)(6));


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                  (c) each Nonrecourse Liability, described in Section 2(a) of this Agreement, has encumbered such Nardi Properties throughout the period beginning on the earlier of the date two years prior to the date of the Contribution Agreement and the date such liability was incurred by the Nardi Partnership or Nardi Indemnitee, as applicable, and ending on the Adjustment Date in respect of such Nardi Properties;

                  (d) each Nonrecourse Liability, described in Section 2(a) of this Agreement, is nonrecourse for purposes of Regulations Section 1.752-1(a)(2),

                  (e) immediately prior to the relevant Adjustment Date, each Nardi Indemnitee's share of Partnership Minimum Gain under Regulations Section 1.704-2(g)(1) is as shown on Exhibit B attached hereto;

                  (f) immediately prior to the relevant Adjustment Date, each Nardi Indemnitee is allocated Nonrecourse Liabilities under Code Section 752 and the Regulations as shown on Exhibit B attached hereto;

                  (g) intentionally omitted;

                  (h) intentionally omitted;

                  (i) the gross fair market value of any Nardi Property equals the initial Gross Asset Value of such Property credited to the Capital Account of the relevant contributing Nardi Partnership or Nardi Indemnitee;

                  (j) each Nardi Indemnitee will report any payment received by it under this Agreement as a payment made within Section 707(a) of the Code.

                  (k) each Nardi Indemnitee has and will have a taxable year that is the calendar year; and

                  (l) each Nardi Property constitutes nonresidential real property under Code Section 168;

provided, however that the breach of any of the foregoing representations, warranties and covenants shall operate only to reduce the UpREIT's indemnity obligation under this Agreement, and no one shall have any other rights, damages or recoveries in respect of any such breach.

         Section 3. Indemnified Income Inclusions. If any Nardi Indemnitee shall be required to include in its gross income for federal, applicable state or Burr Ridge income tax purposes (including by way of either an adjustment proposed by an examining agent during audit or at a closing conference or the receipt of a "30-day letter" by a Nardi Indemnitee or a `60-day letter" by the Tax Matters Partner of the UpREIT proposing an adjustment to the tax returns of the Nardi Indemnitee or the UpRE1T, respectively, and treating the Nardi Indemnitee's distributive share of taxable items of the UpREIT allocated to the Nardi Indemnitee under the Partnership Agreement as "required" for


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this purpose), with respect to any of its taxable years which begin prior to the end of the Indemnity Term, any of the following:

                  (a) UpREIT items of income and gain attributable to such Nardi Indemnitee's share of the net decrease in Partnership Minimum Gain from Nardi Properties (to the extent not duplicative with subsection (c));

                  (b) Gain under Code Section 731 from a deemed distribution under Code Section 752 from the retirement or refinancing of either the Nonrecourse Liabilities shown on Exhibit B attached hereto, or the debt which refinances or replaces such Nonrecourse Liabilities; or

                  (c) gain from the sale, transfer or disposition of Nardi Properties,

                  (d) income under Code Section 704(c) in excess of that allocable to such Nardi Indemnitee under the "traditional method" of Regulations
Section 1.704-3(b), (such an inclusion being an "Income Inclusion"), UpREIT shall pay to such Nardi Indemnitee an indemnity with respect to the additional federal, applicable state and Burr Ridge income tax liability from such Income Inclusion in the amount determined in Section 4 hereof.

         Section 4. Amount of Indemnification.

                  (a) In the case of any Income Inclusion that is indemnifiable pursuant to Section 3 of this Agreement, the relevant Nardi Indemnitee (x) shall notify UpREIT orally and in writing as soon as possible (so as to minimize indemnifiable costs and expenses incurred under this Agreement prior to such Income Inclusion), and (y) shall give UpREIT a written certificate setting forth in reasonable detail (i) the computation of the amount of such Income Inclusion and (ii) the computation of such amount or amounts that shall equal the sum of
(1) the actual net increase in federal, applicable state and Burr Ridge income tax (including any interest, penalties, fines, or other additions thereto) ("Inclusion Taxes") actually payable by a Nardi Indemnitee on an After-Tax Basis, as a result of such Income Inclusion, determined after taking into account all deductions, credits, or other federal, applicable state and Burr Ridge income tax benefits then realized and resulting from (a) such Income Inclusion, (b) the incurrence of the tax liability indemnified under this Agreement, or (c) the receipt of any indemnity payment made under this Agreement (computed in accordance with Sections 3 and 6 of this Agreement), plus (2) the reasonable costs and expenses incurred by such Nardi Indemnitee in respect of such Income Inclusion.

                  (b) Each Nardi Indemnitee agrees to act in good faith to claim any tax benefits (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from UpREIT hereunder and to maximize the amount of its tax savings; provided, however that such Nardi Indemnitee shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it. If UpREIT shall disagree with such computation and so requests in a written notice delivered to such Nardi Indemnitee within thirty (30) days following UpREIT's receipt of the certificate, such amount shall be reviewed and determined by an independent public accounting firm of national recognition selected by SJ Nardi and reasonably acceptable to UpREIT. The costs


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of such verification shall be borne by UpREIT unless such verification shall result in an adjustment in UpREIT's favor by an amount of more than 5 % of the Inclusion Taxes actually due, in which case such costs shall be borne by such Nardi Indemnitee. Each Nardi Indemnitee agrees to cooperate with such independent accounting firm and to supply it with all information reasonably necessary to permit it to accomplish such review and determination. Such information shall be for the confidential use of such accountants and shall not be disclosed to UpREIT or any other person. UpREIT and each Nardi Indemnitee agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Agreement and that matters of interpretation of this Agreement are not within the scope of the independent accounting firm's responsibilities.

                  (c) To the extent that a Nardi Indemnitee recognizes an amount in respect of an Income Inclusion that is indemnifiable pursuant to Section 3 of this Agreement for any UpREIT taxable year beginning prior to the Indemnity Term, UpREIT will pay such Nardi Indemnitee as its indemnity obligation under this Agreement 100% of the amount described in Section 4(a).

                  (d) Any payment due to a Nardi Indemnitee pursuant to this
Section 4 shall be paid upon the earlier of the date that (1) the additional federal income tax in respect of such Income Inclusion is due from the Nardi Indemnitee, or (2) the Nardi Indemnitee has filed a return that reflects or would reflect such additional federal income tax; provided, however that (A) obligations of such Nardi Indemnitee and UpREIT under this Agreement will first be set off against each other, and (B) no payment shall be due earlier than completion of the computation of such indemnity amount as described in Section 4(a).

         Section 5. Exclusions.

                  (a) Notwithstanding the foregoing, UpREIT shall not have any liability for indemnification under this Agreement (other than for reasonable costs and expenses incurred by a Nardi Indemnitee in accordance with this Agreement) to the extent the amount otherwise indemnifiable is payable by such Nardi Indemnitee as a result of one or more of the following:

                      (i) Any Nardi Indemnitee recognizing gain in respect of the Capital Contribution of Nardi Properties under Code section 707(a)(2), assuming that each Nonrecourse Liability described in Section 2(a) of this Agreement is a "qualified liability" within the meaning of Regulations Section 1.707-5(a)(6), except as a result of either a sale or disposition of such Nardi Property, an indemnity payment under this Agreement, or the general partner nature of the Nardi LLC's interest in the Partnership and the put right described in the Put Agreement;

                      (ii) Any payment of cash to a Contributor under Section 3.02(a)(i) of the Contribution Agreement;

                      (iii) Any Nardi Indemnitee's Interest in the UpREIT not being respected as a partnership interest to the extent, and as provided in, the Partnership Agreement;

                      (iv) The allocations of income, gain, loss, deduction and credit set forth in the Partnership Agreement not being respected under Sections 704(b) and 704(c) of the Code, except


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as a result of the exercise of discretion by the Managing General Partner of the
UpREIT in respect of (A) an adjustment to the "Gross Asset Values" of UpREIT assets, as described in clause (b) of the definition thereof, or (B) the allocation of Nonrecourse Deductions under the proviso within Section 6.6.A. of the Partnership Agreement;

                      (v) The UpREIT not being the owner of the Nardi Properties for federal income tax purposes as of the relevant Adjustment Date;

                      (vi) Immediately after the relevant Adjustment Date, any Nardi Indemnitee's share of Partnership Minimum Gain under Regulations Section 1.704-2(g)(1) not being as shown on Exhibit B attached hereto;

                      (vii) (1) any change in, or amendment to, the Code or any other federal tax statute, which is effective on or after the relevant Adjustment Date, (2) any final or temporary regulation, which is enacted or adopted after the relevant Adjustment Date, or (3) any court decision issued after the relevant Adjustment Date;

                      (viii) No Nardi Indemnitee is or will be a tax-exempt entity or person;

                      (ix) A determination that any Nardi Indemnitee did not enter the transactions contemplated by the Partnership Agreement for profit or with a sufficient business purpose;

                      (x) A voluntary or involuntary sale, assignment, transfer or other disposition by any Nardi Indemnitee of any interest in the UpREIT or any part thereof,

                      (xi) The failure of any Nardi Indemnitee to claim or to follow the proper procedure in claiming in a timely manner any UpREIT item allocated to such Nardi Indemnitee by the Partnership;

                      (xii) The failure of any Nardi Indemnitee to take timely action or follow the proper procedures in reporting his distributive share from the UpREIT or contesting a claim made by the Internal Revenue Service in accordance with the Partnership Agreement;

                      (xiii) The gross negligence or the willful misconduct of any Nardi Indemnitee or any affiliate thereof,

                      (xiv) Any breach by any Nardi Indemnitee of any of its representations, warranties or covenants in Sections 7.1.A. or 8.2 of the Partnership Agreement (prior to the GP Termination Date), Sections 10.5, 11.3.A., 11.6.A., D or E. of the Partnership Agreement, Sections 2 or 6 of this Agreement, or the Contribution Agreement;

                      (xv) Any guarantee by any Nardi Indemnitee or a person related to any Nardi Indemnitee of any Nonrecourse Liability encumbering a Nardi Property or Nardi Interest or any other debt of the UpREIT or its affiliates;


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                      (xvi) Any Nardi Indemnitee recognizing taxable income
under Code Section 704(c), except to the extent such income results from either a sale or other disposition of a Nardi Property or income under Code Section 704(c) in excess of that allocable to such Nardi Indemnitee under the "traditional method" of Regulations Section 1.704-3(b);

                      (xvii) Any recapture under Code Section 1245 or 1250 of depreciation attributable to Nardi Properties that was allocated to any Nardi Indemnitee after the relevant Adjustment Date.;

                      (xviii) the sale, transfer or other disposition of any Nardi Property after the fifth anniversary of the GP Termination Date; provided, however, that the UpREIT uses its best efforts to cause such sale, transfer or other disposition to be on a tax-deferred or tax-exempt basis- or

                      (xix) the sale, transfer or other disposition of all or any portion of the land described in Exhibit D hereto (the "Land"); provided, however, that the UpREIT uses its best efforts to cause such sale, transfer or other disposition of the Land that occurs within the period ending on or prior to the fifth anniversary of the GP Termination Date, to be on a tax-deferred or tax-exempt basis;

                      (xx) The exercise of the lessee purchase option with respect to the property at 1301 E. Tower Road (but not including any purchase pursuant to the right of first refusal thereto).

                  (b) Further, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under
Section 5(a), the cumulative Income Inclusions for all Nardi Indemnitees in respect of Section 3(a), 3(b) and 3(c) that will be indemnifiable by the UpREIT shall not exceed the following:

                      (i) For any Income Inclusion under Section 3(b),the aggregate negative Capital Accounts of all Nardi Indemnitees as set forth on Exhibit B;

                      (ii) For any Income Inclusion under Section 3(a), the aggregate Minimum Gain of all Nardi Indemnitees as set forth on Exhibit B; and

                      (iii) For any Income Inclusion under Section 3(c), the excess of the aggregate Gross Asset Value of the Nardi Properties contributed to the UpREIT on the relevant Adjustment Dates, over the aggregate initial adjusted tax bases of such Nardi Properties on such relevant Adjustment Dates.

                  (c) Finally, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under Sections 5(a) and 5(b), UpREIT shall not be liable for indemnification under this Agreement in respect of an Income Inclusion under Section 3(a) or (b), to the extent of that such Income Inclusion arises from a Final Determination that the amount of debt of UpREIT allocable to such Nardi Indemnitee for purposes of
Section 752 of the Code and Regulations Section 1.752-3(a)(3) is less than the amount of debt such Nardi Indemnitee


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would be allocated if the UpREIT allocated the Nardi Indemnitees collectively an aggregate amount of debt, using the Indemnity Debt Allocation Method for purposes of Section 752 of the Code and Regulations Section 1.752-3(a)(3), of at least $25,000,000 (with such amount to be increased in respect of the contribution subsequent to the date hereof of the Rawls Road Property, the Craig Place Property, the property located at 2050 Hammond Drive, Schaumburg, Illinois or the property located at 5600 Proviso Drive, Berkeley, Illinois, by $600,000, $4,000,000, $500,000 and $2,000,000, respectively- provided, however, that UpREIT actually allocates to the Nardi Indemnitee, collectively, on the UpREIT's federal, applicable state and Burr Ridge income tax returns, at least such aggregate amount of debt.

         Section 6. Contests.

                  (a) Nothing in this Agreement shall be construed to prevent UpREIT from contesting, through its Tax Matters Partner in accordance with the Partnership Agreement as part of the unified audit of the UpREIT, any claim in respect of any "partnership" item of the UpREIT that, if successful, would result in an Income Inclusion (a "Partnership Level Issue").

                  (b) If UpREIT contests a Partnership Level Issue that, if successful, would result in an Income Inclusion, UpREIT's liability for indemnification under Section 4 hereof (other than reasonable costs and expenses described in Section 6(f) of the Agreement) shall, at UpREIT's election, be deferred until thirty (30) days after a Final Determination of such Nardi Indemnitee's federal income tax liability in respect of an Income Inclusion.

                  (c) If any audit or proceeding involving an indemnifiable adjustment is being conducted in a proceeding involving such Nardi Indemnitee, which cannot be transferred to the UpREIT as a partnership item (a "Nardi Level Issue"), such Nardi Indemnitee hereby agrees (i) promptly to notify UpREIT in writing of such adjustment (and the failure of such Nardi Indemnitee to so notify UpREIT shall preclude any indemnity hereunder to the extent UpREIT's right to effect its contest rights hereunder has been precluded by such failure), and (ii) upon UpREIT's delivery to of a written opinion of nationally recognized tax counsel reasonably acceptable to such Nardi Indemnitee ("Tax Counsel") to the effect that there is a Realistic Possibility of Success upon contest of such Nardi Level Issue, such Nardi Indemnitee will contest that adjustment by filing a protest and administrative appeal and prosecuting the same in good faith; provided, however, that such Nardi Indemnitee will not be obligated to pursue an administrative appeal if such Nardi Indemnitee instead pursues relief in Tax Court or a court having refund jurisdiction.

                  (d) If , within 30 days following the failure of such administrative proceedings with respect to a Nardi Level Issue, UpREIT delivers to a Nardi Indemnitee a written opinion of Tax Counsel to the effect that there is a Realistic Possibility of Success if the proposed adjustment is presented to a court for resolution, then such Nardi Indemnitee will contest the proposed adjustment in good faith in the Tax Court or by paying the tax (and any applicable interest and penalties) and suing for refund in the Court of Federal Claims or appropriate Federal District Court. If, within 30 days following a final adverse decision of such court with respect to such Nardi Level Issue, UpREIT delivers to such Nardi Indemnitee a written opinion of Tax Counsel to the effect that it is more likely than not that such decision would be reversed on appeal, then such Nardi Indemnitee will appeal such


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decision to the appropriate Federal Court of Appeals. With respect to any of the above-described proceedings, such Nardi Indemnitee will keep UpREIT and its counsel informed as to the progress of such proceedings, give UpREIT and its counsel the opportunity to review and comment in advance on all written submissions and filings relevant to indemnifiable issues (after making appropriate redactions to preserve the confidentiality of the such Nardi Indemnitee return as to other issues), and consider in good faith any suggestions made by UpREIT or its counsel.

                  (e) Such Nardi Indemnitee shall present any settlement offer provided to such Nardi Indemnitee pursuant to a Nardi Level Issue to UpREIT. If UpREIT recommends acceptance of a settlement offer of a Nardi Level Issue or if the Tax Matters Partner recommends acceptance of a settlement offer in respect of a Partnership Level Issue, but such Nardi Indemnitee declines to accept such offer in writing within 30 days (if such Nardi Indemnitee does not respond within 30 days, such lack of response shall be treated as acceptance of UpREIT's or the Tax Matters Partner's recommendation, respectively), (1) the obligation of UpREIT to make indemnity payments as the result of any such contest or proceedings shall not thereafter exceed the obligation that it would have had if such contest had been settled or proceeding terminated on the basis recommended by UpREIT or the Tax Matters Partner, as applicable, and (2) in the case of a Nardi Level Issue, UpREIT shall have no further liability for costs or other expenses in respect of such contest.

                  (f) Notwithstanding the foregoing, such Nardi Indemnitee will have no obligation to contest any action with respect to a Nardi Level Issue (i) unless such items could give rise to a federal income tax liability (disregarding other items in the assessment and considering effects in future years) in excess of $10,000, (ii) without UpREIT paying when due, reasonable third-party costs and out-of-pocket expenses including reasonable legal, witness and accounting fees and other expenses and, in the case of proceedings before the Court of Federal Claims or Federal District Court, the amount of tax (and any applicable interest and penalties) for which refund is claimed, and (iii) to the extent such Nardi Indemnitee waives in writing UpREIT's obligation to indemnify such Nardi Indemnitee for such items, in which case all third-party costs and out-of-pocket expenses described in clause (ii) thereafter incurred and all taxes would be paid by such Nardi Indemnitee.

                  (g) such Nardi Indemnitee shall not settle any such Nardi Level Issue without UpREIT's consent; provided that such Nardi Indemnitee shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if such Nardi Indemnitee shall waive its right to indemnity under this Agreement with respect to such adjustment and any Income Inclusion that results from such adjustment and, in the case of proceedings before the Court of Federal Claims or Federal District Court, shall pay to UpREIT the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under Section 6(f), plus interest at the rate per annum equal to the weighted average cost of debt capital to the UpREIT, computed from the time such amounts were paid or advanced by UpREIT.

                  (h) Within thirty (30) days after a Final Determination of the liability of such Nardi Indemnitee in respect of a Nardi Level Issue, UpREIT and each Indemnitee agree to pay each other, as applicable, the net amount of (i) the payment owed by the UpREIT to such Nardi Indemnitee of any indemnification hereunder, not theretofore paid resulting from the outcome of such contest, and


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(ii) in the case of proceedings before the Court of Federal Claims or Federal
District Court, the repayment owed by such Nardi Indemnitee to UpREIT of the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under Section 6(f), together with any interest received by or credited to such Nardi Indemnitee that is attributable to such advance.

         Section 7. Tax Savings.

                  (a) In the event that UpREIT makes an indemnity payment pursuant to Section 4, if such Nardi Indemnitee shall realize with respect to any year, any federal, applicable state or Burr Ridge income tax savings that would not have been realized but for receipt of such payment, the related Income Inclusion or the event giving rise thereto, (and which tax savings were not taken into account in calculating UpREIT's indemnity payment to such Nardi Indemnitee), such Nardi Indemnitee shall pay to UpREIT, on an After-Tax Basis, an amount equal to the actual net reduction in federal, applicable state and Burr Ridge income tax actually realized by such Nardi Indemnitee. Each Nardi Indemnitee agrees to act in good faith to claim any tax benefits or savings (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from UpREIT hereunder and to maximize the amount of its tax savings; provided, however, that such Nardi Indemnitee shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it.

                  (b) Any payment due to UpRE1T pursuant to this Section 7 shall be paid within one business day after such Nardi Indemnitee has (1) received (or is deemed to have received) a refund or (2) has filed a return that reflects or would reflect such tax saving; provided, however, that (A) obligations of such Nardi Indemnitee and UpREIT under this Agreement will first be set off against each other, and (B) any loss of such tax savings by such Nardi Indemnitee subsequent to the year of realization by such Nardi Indemnitee shall be treated as an Income Inclusion that is indemnifiable pursuant to the provisions of this Agreement.

                  Section 8. State and Burr Ridge Tax. For purposes of this Agreement, each Indemnitee will be treated as having an Income Inclusion, realizing any deductions, credits or other income tax benefits, having the same tax savings and having the same tax attributes and status for applicable state income and Burr Ridge tax purposes at the same time, in the same amount and in the same manner, as such Nardi Indemnitee does for federal income tax purposes.

                  Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

                  Section 10. Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be given in the manner described in Section 14.1 of the Partnership Agreement.

                  Section 11. Successors and Assigns. The terms of this Tax Indemnification Agreement may not be assigned by any Indemnitee (including, without limitation, by descent or will),


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without the written consent of UpREIT.

                  Section 12. Miscellaneous. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

                  Section 13. Anticipated Indemnitee Debt Allocation Methodology. UpREIT acknowledges and agrees with each Indemnitee that the aggregate nonrecourse indebtedness of UpREIT that is apportioned to the Indemnities collectively under this Agreement and the Partnership Agreement pursuant to Code Section 752 and Regulations Sections 1.702-3(a)(2) shall be apportioned among the various Indemnitees using a method substantially similar to that within the debt allocation model set forth on Exhibit C hereto.

                  Section 14. Term. The term of this Agreement shall be from the date hereof until such time as the applicable statute of limitations under the Code bars any claim by the Internal Revenue Service against a Indemnitee for Inclusion Taxes otherwise indemnifiable under this Agreement.

                  Section 15. Exhibits. The parties to this Agreement acknowledge and agree that future Capital Contributions may be made to the UpREIT pursuant to Section 3.02(b) of the Contribution Agreement, and agree to reasonably cooperate to update the Exhibits and other factual information referenced or contained in this Agreement to take such Capital Contributions into account.

                  Section 16. Assumption of Recourse Liabilities. Prior to the GP Termination Date, upon 30 days written notice to the Managing General Partner, the Nardi LLC may agree to indemnify the Managing General Partner for the debt obligations of the UPREIT that are recourse to the general partners of the UpREIT under relevant state law, but only to the extent necessary for the Nardi LLC to be allocated a greater share of recourse liabilities of the UpREIT for the purposes of Regulations Section 1.752.-2 to avoid an Income Inclusion; and provided, however, that such indemnification shall not be allowed to the extent it would cause adverse tax consequences to the Managing General Partner, another partner in the UpREIT or the REIT.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Officers thereunto duly authorized as of the day and year first above written.

                                    PRIME GROUP REALTY, L.P.

                                    By:  PRIME GROUP REALTY TRUST
                                    Its: Managing General Partner

                                    By:  /s/ W. Michael Karnes
                                        ------------------------------------
                                         Name:    W. Michael Karnes
                                         Title:   Executive Vice President

                                    NARCO ENTERPRISES, INC., an Illinois
                                    corporation

                                    By:  /s/ Stephen J. Nardi
                                        ------------------------------------
                                    Title: President
                                          ----------------------------------
                                    NARDI GROUP LIMITED, a Delaware
                                    corporation

                                    By:  /s/ Stephen J. Nardi
                                        ------------------------------------
                                    Title: President
                                          ----------------------------------

                                    STEPHEN J. NARDI


                                          /s/ Stephen J. Nardi
                                         ----------------------------------

                           THE NARDI GROUP, LTD, ETAL
                           PARTNERSHIP AND PROPERTIES

                                    EXHIBIT A

         Partnership                       Property Name/Location                       City/State
         -----------                       ----------------------                       ----------
Madison Group                              1021 Kirk Road                       Batavia, IL

Madison Group 90                           4211 Madison St.                     Hillside, IL

Madison Group 200                          200 E. Fullerton                     Carol Stream, IL

Narco 350 Associates                       350 Randy Rod                        Carol Stream, IL

Narco 4300 Associates                      4300 Madison Street                  Hillside, IL

Narco Elmhurst Center                      370 Carol Lane                       Elmhurst, IL
                                           388 Carol Lane                       Elmhurst, IL
                                           941-961 Weigal Dr                    Elmhurst, IL
                                           342-46 Carol Lane                    Elmhurst, IL
                                           343 Carol Lane                       Elmhurst, IL

Narco Gary Avenue Associates               371-385 Gary Ave.                    Carol Stream, IL

Narco Mannheim I                           350 N Mannheim Road                  Hillside, IL

Narco River Business Center West           1600-1700 167th St.                  Calumet City, IL

Narco Schaumburg J.V,                      2050 Hammond Drive                   Schaumburg, IL

Narco Tower Road                           1301 Tower Road                      Schaumburg, IL

Olympian Office Center J.V.                4343 Commerce Ct.                    Lisle, IL

Proviso Park J.V.                          5600 Proviso Dr.                     Berkeley, IL

Rawls 130                                  130 E. Rawl Road                     Des Plaines, IL

Tri-State Industrial Park                  11039 Gage Avenue                    Franklin Park, IL
                                           11045 Gage Avenue                    Franklin Park, IL

Steve Nardi                                1401 S. Jefferson                    Chicago, IL
                                           4100 Madison Street                  Hillside, IL
                                           4100-41900 Madison Street            Hillside, IL
                                           300-320 Craig Place                  Hillside, IL
                                           550 Kehoe Blvd.                      Carol Stream, IL

Carol Stream Industrial Park               Carol Stream Land Parcel             Carol Stream
                                           Batavia Land Parcel                  Batavia